EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION REPORTS
SECOND QUARTER EARNINGS

Charlottesville, VA August 7, 2014– Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”), today reported second quarter 2014 net income of $445 thousand or $0.16 per diluted share. This represents a 12.1% decrease compared to net income of $506 thousand or $0.19 per diluted share recognized during the previous quarter. Net income for the six month period ended June 30, 2014 was $951 thousand and earnings per share was $0.35.

“Though loan production totaled $19.0 million during the quarter, loans contracted due to some unanticipated pay-offs. Additionally, we continue to see some irrational terms and pricing being offered by some competitors within our footprint. We do not feel that competing for facilities of this nature is a solid strategy for sustaining long-term growth and increasing shareholder value.” said Glenn W. Rust, President and Chief Executive Officer. “We continue to seek ways to be proactive in the deployment of our capital without sacrificing strategic options.”

Second Quarter 2014 Highlights

  A recovery of provision for loan losses of $118 thousand was recorded during the quarter as asset quality remains excellent and internal metrics indicate a reduction of inherent risk within the portfolio.

  Criticized loans decreased $2.1 million or 32.3% on a sequential basis.

  Noninterest income increased $73 thousand or 6.8% sequentially and an uptick was noted in all operational categories.

  Expansion into the Warrenton market was accomplished through the opening of a loan production office.

  The Company began originating mortgage loans held for sale during the second quarter of 2014 in order to expand into secondary market lending and further diversify noninterest income.

Net Interest Margin Contracts Modestly

The second quarter tax-equivalent net interest margin was 3.08%, down 9 basis points from 3.17% for the first quarter of 2014. This contraction was yield driven as loan and investment yields declined 7 basis points and 3 basis points compared to the prior quarter, respectively. The cost of interest bearing liabilities remained unchanged at 30 basis points over this time period. Net interest income amounted to $3.6 million in the second quarter of 2014 or down $78 thousand or 2.1% on a linked quarter basis and was essentially flat compared to the second quarter of 2013. The quarter to quarter decline was driven by both the margin compression and an asset mix shift as average loans declined $6.2 million or 2.1% while the average balances in lower yielding investment securities and fed funds increased.

The Company expects net interest margin will likely continue to contract slightly or remain flat in the coming quarters due to anticipated repricing within the loan portfolio as contractual curtailments and deleveraging within our markets are expected to persist. The Company continues to focus its efforts on loan growth in order to achieve higher asset yields by improving the earning asset mix and further leveraging our low cost of funds. Gross loan production was $19.0 million during the second quarter, but was offset by accelerated curtailments. Management is exploring strategies to supplement organic loan growth and assist in normalizing our loan to deposit ratio.

Noninterest Income Expands Moderately

Non-interest income for the second quarter of 2014 was $1.2 million, up $73 thousand or 6.8% from the first quarter of 2014. All operational noninterest revenue categories realized a sequential upswing and contributed to the growth. The primary drivers were an uptick in other income of $47 thousand and an expansion in fixed fee trust revenue of $14 thousand. Other income was somewhat suppressed during the previous quarter due to referral fees for accounts that transitioned to Swift Run Capital Management, LLC, were unavailable when closing out the first quarter. The related assets under management totaled $509 million at June 30, 2014. Retail banking fees consisting of customer service fees and debit card and ATM fees were up $20 thousand or 5.2% compared to the prior quarter.

Noninterest income is expected to increase in the coming quarters as the Company implements a new fee structure which will allow the Company to continue being a low cost provider while maintaining excellent customer service. The new fees will be implemented late during the third quarter of 2014 with the full effect of the increases expected to be realized during the final quarter of 2014.

Noninterest Expense Rises Due to Talent Acquisition

Non-interest expense for the second quarter of 2014 was $4.3 million, an increase of $109 thousand or 2.6% from the $4.2 million reported in the first quarter of 2014. This increase was primarily driven by higher salaries and employee benefits of $120 thousand. During the second quarter, two significant hires were made in an attempt to increase loan production, expand our market service area and diversify noninterest income. An established, seasoned commercial lender was hired as a market president during the quarter as we expanded our footprint into Warrenton. The Company also added a mortgage lending officer to originate secondary market mortgage loans in an attempt to further diversify our noninterest revenue streams. The full impact of recruitment fees and salary expense associated with this talent was recognized during the current quarter while the expected offsetting uplift in revenues will be realized in future quarters.

Equipment expense was down $25 thousand or 17.1% on a linked quarter basis due to elevated equipment purchases encountered during the first quarter of 2014 which were associated with the reorganization of our wealth management segment. Other expense increased $15 thousand due to a $53 thousand write-down on an OREO property and a $15 thousand increase in marketing expense which were offset by a $52 thousand decrease in consulting expenses.

The efficiency ratio was 89.75% for the second quarter of 2014, compared to 87.37% for the first quarter of 2014 and 76.42% for the same quarter in 2013. Our efficiency ratio tends to be elevated during the first three quarters of the year due to a required mismatch of revenues and expenses within our wealth management segment. Performance fee revenues, if any, must be recognized late in the fourth quarter while much of the associated expense burden is recognized evenly throughout the year. Additionally, the aforementioned loan and retail banking revenue strategies, together with several expense reduction strategies, are anticipated to improve our efficiency ratio in the coming quarters.

Asset Quality Continues to Remain Top Tier

Criticized loans totaled $4.4 million at June 30, 2014 decreasing $2.1 million or 32.3% from the $6.5 million reported at March 31, 2014 and down $5.3 million or 54.6% from the $9.7 million reported at June 30, 2013. Nonperforming assets totaled $2.7 million or essentially unchanged from the prior quarter. Nonaccrual loans remain muted and totaled $495 thousand at June 30, 2014, up slightly compared to $481 thousand at March 31, 2014. The minor uptick in nonaccrual loans sequentially was rather isolated as it related to two relationships migrating to nonaccrual status while two relationships were paid off and one transferred to other real estate owned during the period.

Net loan charge-offs for the second quarter of 2014 totaled $98 thousand, up from net recoveries of $13 thousand realized during the first quarter of 2014. A recovery of provision for loan losses amounting to $118 thousand was recorded during the second quarter of 2014, a decrease compared to no provision being recorded during the first quarter of 2014. The recovery of provision for loan losses during the current quarter is reflective of the continued strength in the underlying loan portfolio as well as the contraction within gross loans.

The allowance as a percentage of non-performing loans was 637.8% at June 30, 2014, indicating strong coverage, consistent with the 701.2% at March 31, 2014. The net charge-offs of $98 thousand combined with a recovery of provision for loan losses of $118 thousand resulted in an allowance for loan losses of $3.2 million at June 30, 2014, or down $216 thousand or 6.4% from March 31, 2014. The allowance as a percentage of total loans was 1.08% at June 30, 2014, compared to 1.15% at March 31, 2014 and 1.21% at June 30, 2013.

Balance Sheet Trends

Gross loans outstanding at June 30, 2014 totaled $292.3 million, or essentially unchanged compared to March 31, 2014 and down slightly compared to $293.9 million at June 30, 2013. Average gross loans for the second quarter of 2014 totaled $292.6 million, down $6.2 million or 2.1% when compared to $298.8 million during the first quarter of 2014. This sequential contraction in average balances is primarily due to four large unexpected payoffs occurring near the end of the first quarter that totaled $10.4 million. While these unanticipated payoffs caused a reduction in average loan balances from the previous quarter, $19.0 million in new loan production was generated during the quarter. These payoffs were associated with customers deleveraging within the marketplace while continuing to maintain their banking relationships with the Company.

Total assets at June 30, 2014 were $506.9 million, a decrease of $27.1 million or 5.1% from the $534.0 million reported at March 31, 2014 and increased $20.2 million or 4.2% from the $486.7 million reported at June 30, 2013. The swings in total assets were related to fluctuations within the fed funds and securities asset categories. These balances were primarily driven by the necessity to deploy liquidity stemming from increases and decreases in demand deposit liabilities over the same time horizon.

Deposits and repurchase agreement sweep balances totaled $445.9 million at June 30, 2014, down $27.7 million or 5.8% from the $473.6 million at March 31, 2014, and up $12.9 million or 3.0% from the $433.0 million at June 30, 2013. The uptick in deposit balances at March 31, 2014 is partially attributable to $22.4 million in transient proceeds related to real estate transactions being included in deposit balances at the end of the first quarter. Management expected these deposit balances to contract during the second quarter in conjunction with the settlement of the underlying real estate transactions. The year over year increases are attributable to organic growth in our deposit base.

Capital Levels Continue to Expand As Deployment Strategies Are Being Explored

Total shareholders’ equity was $59.8 million at June 30, 2014, up $910 thousand or 1.5% compared to $58.9 million at March 31, 2014, and up $6.8 million or 12.9% compared to $53.0 million at June 30, 2013. During the quarter we paid $134 thousand in dividends and retained $311 thousand or 69.9% of net income. The accumulated other comprehensive loss, decreased $543 thousand during the period due to a slight downward shift in the long end of the yield curve. Capital ratios continue to exceed published regulatory standards for well-capitalized banks by a substantial margin. The Tier 1 Leverage Ratio of the Company was 11.81% at June 30, 2014 as compared to 11.67% at March 31, 2014 and 11.10% at June 30, 2013. Total Risk-based Capital Ratio was 18.76% at June 30, 2014 as compared to 18.66% at March 31, 2014 and 16.29% at June 30, 2013. The book value per share at June 30, 2014 was $22.19.

The Company continues to evaluate several options in order to leverage and manage the excess capital at our disposal such as repurchasing shares and considering bank and nonbank strategic opportunities. These strategies are being evaluated in concert with one another in order to manage risk while seeking to maximize shareholder value.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,”, “project”, “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission on March 27, 2014. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(UNAUDITED)

	June 30, 2014	June 30, 2013
ASSETS
Cash and due from banks	$14,630	$10,833
Federal funds sold	37,389	31,666
Securities:
Available for sale, at fair value	134,415	119,152
Held to maturity, at amortized cost
(Fair value - $2,733 in 2013)	-	2,699
Restricted securities, at cost	1,501	1,645
Total securities	135,916	123,496
Total loans	292,272	293,855
Allowance for loan losses	(3,157)	(3,547)
Total loans, net	289,115	290,308
Premises and equipment, net	9,601	10,099
Other real estate owned, net of valuation allowance	2,248	2,550
Bank owned life insurance	12,811	12,372
Accrued interest receivable and other assets	5,182	5,416
Total assets	$506,892	$486,740
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$141,061	$117,951
Interest-bearing	82,272	74,758
Money market deposit accounts	89,211	105,135
Certificates of deposit and other time deposits	122,585	126,083
Total deposits	435,129	423,927
Securities sold under agreements to repurchase	10,764	9,032
Accrued interest payable and other liabilities	1,177	800
Total liabilities	447,070	433,759
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,696,386 and 2,690,220
issued and outstanding at June 30, 2014 and
June 30, 2013, respectively (including 288 and 575
non-vested shares at June 30, 2014 and
June 30, 2013, respectively)	6,740	6,724
Capital surplus	28,043	27,867
Retained earnings	25,362	19,474
Accumulated other comprehensive loss	(323)	(1,084)
Total shareholders' equity	59,822	52,981
Total liabilities and shareholders' equity	$506,892	$486,740

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest and dividend income:
Loans, including fees	$3,107	$3,248	$6,296	$6,520
Federal funds sold	22	12	41	37
Investment securities:
Taxable	526	440	1,050	887
Tax exempt	121	113	240	216
Dividends	21	19	42	39
Other	3	6	6	6
Total interest and dividend income	3,800	3,838	7,675	7,705

Demand and savings deposits	49	61	99	119
Certificates and other time deposits	171	191	338	398
Securities sold under agreements to repurchase	9	1	18	3
Total interest expense	229	253	455	520
Net interest income	3,571	3,585	7,220	7,185
(Recovery of) provision for loan losses	(118)	45	(118)	265
Net interest income after provision for
loan losses	3,689	3,540	7,338	6,920

Noninterest income:
Trust income	506	837	998	1,412
Customer service fees	224	238	439	464
Debit/credit card and ATM fees	184	189	357	355
Earnings/increase in value of bank owned
life insurance	109	111	216	222
Gains on sales of securities	3	16	16	16
Other	124	89	201	143
Total noninterest income	1,150	1,480	2,227	2,612

Noninterest expense:
Salaries and employee benefits	2,356	1,982	4,592	4,009
Net occupancy	491	507	983	1,022
Equipment	121	160	267	332
Other	1,306	1,246	2,597	2,335
Total noninterest expense	4,274	3,895	8,439	7,698

Income before income taxes	565	1,125	1,126	1,834
Provision for income taxes	120	309	175	480
Net income	$445	$816	$951	$1,354
Earnings per share, basic	$0.16	$0.30	$0.35	$0.50
Earnings per share, diluted	$0.16	$0.30	$0.35	$0.50

Weighted average shares outstanding, basic	2,695,386	2,690,220	2,692,867	2,690,220
Weighted average shares outstanding, diluted	2,706,354	2,690,324	2,701,704	2,690,299

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except share data)

(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Per Share Data:
Earnings per weighted
average share	$0.16	$0.19	$1.72	$0.35	$0.30
Weighted average shares
outstanding	2,695,386	2,690,320	2,690,287	2,690,220	2,690,220
Actual shares outstanding	2,695,386	2,690,320	2,690,320	2,690,220	2,690,220
Book value per share
at period end	$22.19	$21.90	$21.54	$19.97	$19.70

Performance Ratios:
Return on average assets	0.35%	0.40%	3.67%	0.75%	0.67%
Return on average equity	3.03%	3.48%	33.94%	7.16%	6.18%
Net interest margin (FTE)[1]	3.08%	3.17%	3.15%	3.23%	3.22%
Efficiency ratio[2]	89.75%	87.37%	60.32%	74.74%	76.90%

Capital Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	11.81%	11.67%	11.86%	11.22%	11.10%
Total risk-based capital ratio	18.76%	18.66%	18.00%	16.33%	16.29%

Asset Quality:
Allowance for loan losses:
Beginning of period	$3,373	$3,360	$3,454	$3,547	$3,477
(Recovery of) provision for loan losses	(118)	-	(105)	-	45
Charge-offs	108	2	-	106	33
Recoveries	(10)	(15)	(11)	(13)	(58)
Net charge-offs	98	(13)	(11)	93	(25)
End of period	3,157	3,373	3,360	3,454	3,547
Nonaccrual loans	495	481	367	375	497
OREO	2,248	2,267	2,372	2,550	2,550
Total nonperforming assets	2,743	2,748	2,739	2,925	3,047
Nonperforming assets as a % of total assets	0.54%	0.51%	0.53%	0.60%	0.63%

Nonperforming assets as a % of total loans
plus other real estate owned	0.93%	0.93%	0.91%	0.97%	1.03%

Allowance for loan losses
to total loans	1.08%	1.15%	1.12%	1.16%	1.21%

Non-accruing loans to
total loans	0.17%	0.16%	0.12%	0.13%	0.17%

Annualized net charge-offs (recoveries)
to average loans	0.13%	-0.02%	-0.01%	0.13%	-0.03%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. The computation for prior periods does not reflect the net interest income adjustment for the tax equivalence of tax exempt securities. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Ronald E. Baron, EVP & CFO
434-817-8510